Exhibit 2.1

Execution Version

lEASE ACQUISITION AGREEMENT

between

LILIS ENERGY, INC., as Buyer

and

KEW DRILLING, as Seller

dated as of OCTOBER 3, 2017

lEASE ACQUISITION AGREEMENT

This Lease Acquisition Agreement (this “Agreement”), dated as of October 3, 2017 (the “Execution Date”), is among Lilis Energy, Inc., a Nevada corporation (“Buyer”), whose address is 300 E. Sonterra Blvd., Suite 1220, San Antonio, Texas 78258, and KEW Drilling, a Delaware limited partnership (“Seller”), whose address is 4925 Greenville Avenue, Suite 500, Dallas, Texas 75206. Buyer and each Seller may sometimes be referred to individually as a “Party,” and collectively, the “Parties.”

Recitals

WHEREAS, Seller presently owns certain oil and gas leases located in Winkler County, Texas covering approximately 16,209 gross acres and 4,051 Net Acres described on Schedule A; and

WHEREAS, Seller desires to sell and Buyer desires to purchase all of the right title and interest in the oil and gas leases and lands listed on Schedule A, upon the terms and conditions set forth in this Agreement;

NOW WHEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
DEFINITIONS

As used herein the terms “Agreement,” “Execution Date,” “Buyer”, “Seller,” “Party” and “Parties” shall have the meanings assigned thereto above, and the following terms shall have the following meanings:

“Additional Lease Cutoff Date” means the date that is ten (10) Business Days after the Initial Closing Date.

“Additional Leases” means those oil and gas leases which Seller has not acquired as of the Execution Date, but to which Seller acquires record title on or prior to the Additional Lease Cutoff Date, to the extent, and only to the extent, (a) such oil and gas leases cover lands located within any governmental sections set forth on Schedule D, and (b) such oil and gas leases are in substantially the form of Schedule E or are otherwise expressly approved by Buyer; provided, however, that notwithstanding anything herein to the contrary, with respect to any oil and gas lease which meets the requirements set forth in the foregoing clause, but, at the time such oil and gas lease is acquired, it causes the sum of: (i) the aggregated Allocated Values of the Leases, plus (ii) the aggregated Allocated Values of the Additional Leases, plus (iii) any upward adjustments under Section 3.2A to exceed an amount equal to Forty-Seven Million ($47,000,000), such oil and gas lease shall be deemed an “Optional Additional Lease” hereunder.

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“Affiliate” means with respect to a designated Person, any Person which, directly or indirectly, controls, or is controlled by or is under common control with, such designated Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. A Person conclusively will be deemed to control another Person if it owns 50% or more of the equity in, or voting power of, such Person.

“Allocated Value” with respect to a Lease shall mean (a) the number of Net Acres set forth in Schedule A for such Lease (or, with respect to Additional Leases, on the schedule referenced in Section 11.2B or in the disclosure referenced in Section 12.4B, as applicable), multiplied by (b) the Per Net Acre Price.

“Assets” has the meaning assigned thereto in Section 2.1.

“Assignment and Conveyance” means an Assignment and Conveyance of substantially the form attached hereto as Schedule C.

“Business Days” means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve to be closed; and “days,” without further qualification, means calendar days.

“Closing Amount” has the meaning assigned thereto in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Cure Period” has the meaning assigned thereto in Section 5.6.

“Defect Notice Date” has the meaning assigned thereto in Section 5.5.

“Defect Value” has the meaning assigned thereto in Section 5.4.

“Defensible Title” as the meaning assigned thereto in Section 5.1.

“Designated NRI” means an NRI of 75% with respect to the Leases.

“Effective Date” means September 1, 2017

“Hydrocarbons” means all oil, gas, condensate, casinghead gas, plant products and other hydrocarbons and products.

“Initial Closing” has the meaning assigned thereto in Section 11.1.

“Lands” means the lands described on Schedule A.

“Leases” means the oil and gas leases described in Schedule A. Except where expressly treated otherwise, the Additional Leases shall be considered Leases hereunder in all respects.

“Net Acres” means, as to each Lease, (a) the number of acres of land that are covered by such Lease (i.e., gross acres), multiplied by (b) the lessor’s undivided mineral interests in the lands covered by such Lease, multiplied by (c) Seller’s undivided interest in the leasehold estate created by such Lease.

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“Net Revenue Interest” or “NRI” means, with respect to a Lease, the lessee’s interest in and to all production of Hydrocarbons produced, saved and sold under and pursuant to such Lease after accounting for all royalties, overriding royalties and other burdens upon the working interest created by such Lease.

“Optional Additional Lease” means an oil and gas lease which meets the requirements of an “Additional Lease”, but, at the time such oil and gas lease is acquired, it causes the sum of: (i) the aggregated Allocated Values of the Leases, plus (ii) the aggregated Allocated Values of the Additional Leases, plus (iii) any upward adjustments under Section 3.2A to exceed an amount equal to Forty-Seven Million ($47,000,000). For the sake of clarity, the last oil and gas lease to be acquired by Seller shall be the first to be designated as an “Optional Additional Lease” and such designation shall continue in reverse chronological order until such time as the sum of items (i) through (iii) above is less than or equal to Forty-Seven Million Dollars ($47,000,000).

“ORRI Assignment” shall have the meaning set forth in Section 8.1.

“Outstanding Title Defect” has the meaning assigned thereto in Section 5.7.

“Per Net Acre Price” means Eleven Thousand Two Hundred Seventy-Five and No/100 Dollars ($11,275.00) per Net Acre for all of the Leases.

“Permitted Encumbrances” has the meaning assigned thereto in Section 5.2.

“Person” means any individual, governmental agency, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or other entity or organization.

“Post-Closing Cure Period” has the meaning assigned thereto in Section 5.8.

“Property Taxes” means all federal, state or local Taxes, assessments, levies or other charges, which are imposed upon the Assets, including ad valorem, property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such Taxes, whether disputed or not.

“Purchase Price” has the meaning assigned thereto in Section 3.1

“Records” has the meaning assigned thereto in Subsection 2.1.D.

“Seller’s Warranties” has the meaning assigned thereto in Section 14.16.

“Settlement Statement” has the meaning assigned thereto in Section 3.2.

“Severance Taxes” means all federal, state or local Taxes, assessments, levies or other charges, which are imposed upon production from the Assets, including excise Taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such Taxes, whether disputed or not.

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“Special Warranty” means a warranty of title whereby the assignor agrees to warrant and forever defend the title of the assignee against all defects, encumbrances, liens, security interests and claims created by, through or under the assignor, but not otherwise.

“Subsequent Closing” has the meaning assigned thereto in Section 12.4.

“Subsequent Closing Date” has the meaning assigned thereto in Section 12.4.

“Taxes” means mean any and all taxes, levies or other like assessments, including but not limited to income tax, franchise tax, profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, environmental tax (including taxes under Section 59A of the Code), customs duty, stamp tax or duty, capital stock tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax or assessment imposed by any Governmental Authority or other taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not.

“Title Defect” has the meaning assigned thereto in Section 5.3.

“Title Defect Value” has the meaning assigned thereto in Section 5.5.

“Title Disputed Matters” has the meaning assigned thereto in Section 5.9.

“Transfer Tax” has the meaning assigned thereto in Section 13.1.

ARTICLE 2
PURCHASE AND SALE

2.1       Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer the following (the “Assets”):

A.       The Leases.

B.       Without limitation of the foregoing, excluding the overriding royalty interests to be conveyed by the ORRI Assignment, and any mineral fee or royalty interests owned of record by Seller as of the Initial Closing Date or Subsequent Closing Date, as applicable, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands covered by the Leases whether such lands be described in a description of the Leases set forth on such Schedule A, or be described in such Schedule A by reference to another instrument.

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C.       All right, title and interest of Seller in and to all easements, rights-of-way, surface leases and other surface rights, all permits and licenses being used or held for use in connection with, or otherwise related to, the properties described in paragraphs A. and B. above, if any.

D.       The files, records, data and information relating to the Leases and in the control or the possession of Seller (the “Records”), including, but not limited to, copies of Lease files, land files, run sheets, mineral take-offs, abstracts and title opinions.

E.       All rights, claims and causes of action (including, but not by way of limitation, claims for adjustments or refunds) to the extent attributable to all obligations with respect to the properties described in items A. through D. above to be assumed by Buyer, or for which Buyer is otherwise responsible under this Agreement.

2.2       Effective Date. The assignment and delivery of the Assets shall be effective as of the Effective Date.

ARTICLE 3
PURCHASE PRICE

3.1       Purchase Price. The purchase price for the Assets to be delivered at the Initial Closing, subject to the adjustments in Section 3.2, below, shall be $45,675,025 (the “Purchase Price”), which is the product of (i) 4,051 (the number of Net Acres covered by the Leases as represented in Schedule A, less the Additional Leases), multiplied by (ii) the Per Net Acre Price.

3.2       Adjustments to Purchase Price. The Purchase Price attributable to the Assets to be transferred at such Closing shall be adjusted according to this Section 3.2 (without duplication) as follows:

A.       Upward Adjustments. If Seller can demonstrate to Buyer’s reasonable satisfaction by the Defect Notice Date that the Net Acres covered by a Lease exceeds the aggregate number of Net Acres set forth in Schedule A for such Lease, the Purchase Price shall be adjusted upward by an amount equal to the number of Net Acres covered by a Lease in excess of the number of Net Acres set forth in Schedule A for such Lease, multiplied by the Per Net Acre Price.

B.       Downward Adjustments. The Purchase Price shall be adjusted downward by the amount of (i) the aggregate Defect Values, plus (ii) the Allocated Value of each Lease excluded from the Initial Closing pursuant to any of the various provisions of Article 5.

All such adjustments to the Purchase Price shall be set forth on a “Settlement Statement” which Seller shall prepare and provide to Buyer at least two (2) Business Days before the Initial Closing. The Settlement Statement shall be approved by Buyer and Seller at the Initial Closing. The Purchase Price as so adjusted shall be paid at the Initial Closing and is referred to herein as the “Closing Amount.”

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ARTICLE 4
BUYER’S INSPECTION

4.1       Access to Records. No later than the Execution Date, Seller shall deliver in electronic format (via a “Drop Box” internet account), complete and accurate duplicate copies of the Leases and all title information related thereto in Seller’s possession or control, including, but not limited to, any pertinent mineral and surface ownership reports, title information, curative and contracts affecting the Leases or the Additional Leases (including gas gathering, marketing, processing or transportation contracts, if any) (the “Title Records”). Seller must promptly supplement the information required hereunder after the Execution Date when new information of this type is obtained by Seller and notify Buyer of such additional information, including, without limitation, information regarding Additional Leases.

4.2       No Representation or Warranty. Except as set forth in Section 6.8, Seller makes no representation or warranty as to the accuracy or completeness of the Title Records. Buyer agrees that any conclusions drawn from such Title Records shall be the result of its own independent review and judgment.

ARTICLE 5
TITLE DEFECTS

5.1       Defensible Title. The term “Defensible Title” with respect to a Lease means such record title of Seller in and to the Leases as of the Execution Date and the Defect Notice Date, subject to and except for Permitted Encumbrances, which: (i) results in Seller owning and having the ability to transfer to Buyer at each respective Closing, that number of Net Acres with respect to the Lease equal to or greater than the number of Net Acres for the Lease set forth in Schedule A; (ii) entitles Seller to not less than the Designated NRI for the duration of such Lease; (iii) if Seller owns less than a 100% working interest in a Lease, obligates Seller to bear no greater share of costs for developing the Lease than is set forth in Schedule A as the working interest for such Lease (without a corresponding increase in the NRI for that Lease); (iv) provides for a remaining primary term that expires December 13, 2019 or later, and (v) is free and clear of liens, security interests, encumbrances, contracts, claims, and other defects that would create a material impairment to the Allocated Value, use and enjoyment of, or loss of interest in, the affected Lease.

5.2       Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

A.       Lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI in any Lease below the NRI represented on Schedule A for such Lease, subject to Section 8.1;

B.       All rights to consent by, approvals of, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Lease if the same are customarily sought after closing;

C.       Easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Leases or the Lands covered thereby or any restriction on access thereto that do not materially interfere with the operation, use, or development of the affected Lease; and

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D.       Liens for taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and for which Seller will remain responsible to the extent they relate to times prior to the Execution Date.

E.       Such Title Defects as Buyer has waived in writing prior to the Initial Closing.

5.3       Title Defect. The term “Title Defect” means, with respect to a Lease, any lien, encumbrance, adverse claim, default, expiration, failure, defect in or objection to record title (other than Permitted Encumbrances), that alone or in combination with other defects or matters renders Seller’s title to the Lease less than Defensible Title. Notwithstanding the foregoing, a Title Defect shall not include (i) defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings, (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Initial Closing, and which have not been released of record, (iii) defects or irregularities arising out of the lack of a survey, (iv) defects or irregularities arising out of the lack of recorded powers of attorney from corporations to execute and deliver documents on their behalf, (v) defects or irregularities cured by possession under applicable statutes of limitation, (vi) proof of representative capacity on behalf of a corporation, partnership, limited liability company or trust, unless it is clear from other documentation that a signatory party has not signed a document in the proper representative capacity, (vii) consents to assign any of the Leases if the failure to obtain such consent (A) does not render the Lease subject to such consent void or voidable, (B) does not render the assignment of the Lease subject to such consent void, invalid or unenforceable, (C) requires a payment of a fee, or (D) has been denied in writing by the holder of such consent, (viii) outstanding deeds of trust and mortgage liens burdening the interests of any lessor under any of the Leases, unless there is evidence that that the mortgagee or lien holder has asserted a default under any such deed of trust or mortgage and has or intends to exercise foreclosure proceedings, and (ix) any Title Defect for which written notice is not provided to Seller prior to the expiration of the Defect Notice Date.

5.4       Defect Value. “Defect Value” means the following:

A.       Lien or Encumbrance. If the Title Defect is a lien or similar encumbrance on a Lease, the Defect Value shall be the cost of removing such lien or encumbrance;

B.       Net Revenue Interest. If the effect of a Title Defect is a reduction in the NRI below the Designated NRI, and if Buyer, in accordance with Section 5.6 has elected to exclude the affected Lease, the Defect Value shall be the Allocated Value for the entire affected Lease; provided, however, that Seller shall have the right to exclude any Lease affected by such type of Title Defect from this Agreement, retain such Lease and the Purchase Price will be reduced by the Allocated Value for such Lease;

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C.       Net Acres. If the Title Defect is that the Net Acres actually covered by the Lease is less than the number of Net Acres set forth in Schedule A for such Lease, the Defect Value shall an amount equal to the Per Net Acre Price, multiplied by such difference;

D.       Primary Term. If the Title Defect arises from a Lease having a primary term that expires sooner than December 13, 2019, then the Defect Value shall be the Allocated Value of such Lease.

5.5       Notice of Title Defects. On or before 5:00 p.m. Central Time, five (5) Business Days prior to the Initial Closing Date (the “Defect Notice Date”), Buyer shall deliver to Seller a written notice of Title Defects describing in reasonable detail on a Lease-by-Lease basis (i) the Title Defect, (ii) the basis of the Title Defect and (iii) Buyer’s good faith estimate of the Defect Value of the Title Defect (“Title Defect Value”). The failure of Buyer to timely notify Seller of a Title Defect or the Title Defect Value thereof on the Defect Notice Date shall be deemed a waiver by Buyer of such Title Defect, other than Title Defects arising from a breach of the Special Warranty contained in the Assignment and Conveyance, and other than as may constitute a breach of Section 6.12.

5.6       Right to Cure. Seller shall have the option, but not the obligation, to attempt to cure, on or before 5:00 p.m. Central Time, two (2) Business Days prior to the Initial Closing (“Cure Period”), any Title Defect affecting the Assets that is timely identified under Section 5.5. If a Title Defect is a reduction in NRI below the Designated NRI for any Lease, the Parties agree that Seller may cure such Title Defect by delivering, or causing to be delivered, assignments of existing overriding royalties assigned by Seller under Article 8 of this Agreement in amounts sufficient to increase the NRI to the Designated NRI, which assignments shall be delivered at the Initial Closing or Subsequent Closing, as the case may be, and shall contain a special warranty of title.   If Seller is unable to cure a Title Defect that is a reduction in NRI below the Designated NRI for any Lease in the manner set forth above, then Buyer shall have the right, but not the obligation, to elect to exclude the affected Lease from the Initial Closing, and the Purchase Price will be reduced by the Allocated Value of such Lease. Prior to the end of the Cure Period, Seller shall provide evidence that a Title Defect has been cured. Prior to the execution of the Settlement Statement pursuant to Section 3.2, Buyer shall notify Seller whether such Title Defect has been cured to the reasonable satisfaction of Buyer. Without limitation of Section 5.8 below, if there are any Title Defects described under sub-clause (iv) in the definition of Defensible Title in Section 5.1, and (i) Seller elects, or is deemed to have elected, to not cure such Title Defect, or (ii) Seller elects to cure such Title Defect in accordance with this Section 5.6 but is unable to cure such Title Defect by the end of the Cure Period (or, if such Lease has already been excluded from the Initial Closing due to its being subject to an Outstanding Title Defect, by the by the end of the Post-Closing Cure Period), then Seller may elect to retain the Lease or Leases affected by such Title Defect and the Purchase Price shall be reduced by the Allocated Value of such Lease or Leases.

5.7       Defect Adjustments. If any Title Defects are timely asserted by Buyer pursuant to Section 5.5, but are not (i) cured within the Cure Period to Buyer’s reasonable satisfaction, or (ii) waived by Buyer on or before the Initial Closing (an “Outstanding Title Defect”), the Purchase Price shall be adjusted downward by the amount of the Defect Value, unless such Lease is excluded from the Initial Closing, in which event the Purchase Price shall be adjusted downward by the Allocated Value of the applicable Lease.

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5.8       Right to Cure Post-Closing. With respect to each Lease that is subject to an Outstanding Title Defect as of the Initial Closing which, in Seller’s opinion, is reasonably susceptible to being cured within the Post-Closing Cure Period (defined below), Seller shall have the right to elect to exclude such Lease from the Initial Closing, in which event the Purchase Price shall be adjusted downward by the Allocated Value attributable to such Lease. Seller shall have the option, but not the obligation, to attempt to cure any Outstanding Title Defect on or before 5:00 p.m. Central Time on the date that is 30 days after the Initial Closing (the “Post-Closing Cure Period”). As soon as practicable, but no later than the end of the Post-Closing Cure Period, Seller shall provide to Buyer evidence that Outstanding Title Defects have been cured. If Seller timely cures any Outstanding Title Defects to the reasonable satisfaction of Buyer, the Lease(s) affected by same shall be included in the Subsequent Closing.

5.9       Title Dispute Resolution.

A.       Prior to the Initial Closing, the Parties shall attempt to resolve, through good faith negotiations, all disputes concerning (i) the existence and scope of a Title Defect, (ii) the amount of the Defect Value, and (iii) the adequacy of any Title Defect curative materials and Buyer’s reasonable satisfaction therewith. In the event the Parties cannot resolve any Title Disputed Matters on or before the Initial Closing (the “Title Disputed Matters”), the Leases affected by any Title Disputed Matter shall not be conveyed to Buyer at the Initial Closing, and the Purchase Price shall be reduced by the Allocated Value of such affected Leases.

B.       If any Title Disputed Matter is resolved by the Parties during the Post-Closing Cure Period then the pertinent Lease(s) shall be included in the Subsequent Closing. In the event the Parties cannot resolve any Title Disputed Matters on or before the end of the Post-Closing Cure Period, the dispute resolution procedures provided for in Article 14 below shall be applied.

5.10       Termination. Notwithstanding anything contained herein to the contrary, if the aggregate of (i) all Defect Values with respect to Leases which are not retained by Seller, plus (ii) the Allocated Value of Leases (a) retained by Buyer pursuant to Section 5.6 or 5.8, and (b) subject to a consent that is retained by Seller pursuant to Section 5.11, reduced by (iii) the aggregate amount of upward adjustments under Section 3.2A, exceeds $8,200,000, Seller or Buyer may terminate this Agreement upon written notice to the other Party delivered no later than 5:00 p.m. Central Time on the Business Day before Closing.

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5.11       Consents.

Prior to the Initial Closing, Seller shall use reasonable efforts to obtain all consents to assignment of the Leases, including, without limitation, those set forth on Schedule 6.10. If Buyer discovers properties for which consents to assign are applicable during the course of Buyer’s due diligence activities, Buyer shall notify Seller immediately and Seller shall use reasonable efforts to obtain such consents prior to the Initial Closing. Except for consents and approvals which are customarily obtained post-closing (including without limitation federal, state, or other governmental approvals), if a consent to assign any Leases has not been obtained as of the pertinent Closing, (i) if the consent to assign is not a Title Defect as set forth in sub-clause (vii) of Section 5.3, then the affected Leases shall be conveyed to Buyer at that Closing and without an adjustment to the Purchase Price; or (ii) if the consent to assign is not subject to the provisions of sub-clause (i) above, then at Buyer’s election, the affected Leases shall either be (1) conveyed to Buyer at that Closing and without an adjustment to the Purchase Price and Buyer shall assume the obligation and risk of obtaining or not obtaining such consents post-closing, or (2) retained by Seller and the Purchase Price be reduced by the Allocated Value of such Leases. If a Lease is retained by Seller in accordance with sub-part (2) above and if the applicable consent is obtained after the Initial Closing or the Subsequent Closing, as applicable, Seller shall promptly notify Buyer. If such consent to assign is obtained within ninety (90) days after the Initial Closing or the Subsequent Closing, as applicable, then within thirty (30) calendar days after Buyer’s receipt of written notice from Seller that such consent is no longer outstanding, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Lease retained by Seller under the terms of this Agreement for a price equal to the Allocated Value of such Lease (as adjusted under the terms of this Agreement) and Seller shall assign and convey such Lease to Seller on the form of assignment attached hereto as Schedule C.

5.12       Certain Restricted Activities. For a period of six (6) months commencing on the Additional Lease Cutoff Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own, acquire or solicit the acquisition of (or assist any other Person to own, acquire or solicit the acquisition of) any oil and gas leases, oil, gas and mineral leasehold interests, working interests, subleases, top leases, licenses, easements, pooling orders and other cost-bearing interests in oil, gas and other hydrocarbons, or any other rights, titles and interests relating directly or indirectly to the cost-bearing participation in the drilling, exploration, development, operation, marketing, sale or other disposal of the foregoing assets and interests (“Oil and Gas Interests”), or any option or other right to acquire any Oil and Gas Interests, in any case covering, in whole or in part, the governmental sections set forth on Schedule D (the “Covered Lands”). In addition to the foregoing, during such six (6) month period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly terminate, own, acquire, solicit or otherwise interfere with any of Buyer’s Oil and Gas Interests covering in whole or in part the Covered Lands or in any way attempt to do any of the foregoing or assist any third Person to do any of the foregoing. The provisions of this Section 5.12 shall not apply to (a) the Leases retained by Seller under Section 5.6, Section 5.11 or Section 12.4 or (b) oil and gas leases acquired by Seller prior to the Additional Lease Cutoff Date.

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer as of the date of the Agreement and again as of each Closing:

6.1       Status. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2       Power. Seller has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is or the Assets are bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

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6.3       Authorization and Enforceability. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject as to enforceability, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby, will not (i) conflict with, breach or result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration or any of the terms, conditions or provisions or any note, bond, mortgage, indenture or agreement to which Seller is a party or by which Seller or any of the Assets are bound; (ii) violate any judgment, order, ruling or decree applicable to Seller; or (iii) violate any law.

6.4       Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.5       No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, threatened against such Seller.

6.6       Litigation. There are no actions or suits pending against Seller with respect to the Assets or which would hinder or impede the performance by Seller of its obligations under this Agreement and, to Seller’s knowledge, there is no proceeding, claim or investigation pending or threatened with respect to the Assets or which would hinder or impede the performance by Seller of its obligations under this Agreement.

6.7       Lease Status/Rentals. Seller has paid all bonuses, extension or renewal payments, rentals, minimum royalties and shut-in payments due under the Leases. Seller has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the Leases that is still outstanding. Seller has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured.

6.8       Accuracy of the Records. To Seller’s knowledge after a reasonably diligent review of its internal records, the information it supplied in connection with Section 4.1 conforms to the requirements of the first sentence of said Section in all material respects, and contains all documentation in Seller’s possession or under its control which could reasonably be expected to affect the Leases subsequent to the Initial Closing.

6.9       Compliance With Laws. Seller has owned and operated the Assets in material compliance with all applicable laws, statutes, rules, regulations and orders, and Seller has not received written notice from any governmental agency that Seller’s ownership or operation of the Assets is in violation of any applicable federal, state or local laws, including environmental laws, in any material respect.

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6.10       Preferential Rights to Purchase and Consents. None of the Assets are subject to any preferential rights to purchase or similar arrangements. Except as set forth on Schedule 6.10, Seller does not require the consent of any Person to assign the Leases or Assets to Buyer.

6.11       No Operations or Wells. Seller has not conducted oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith.

6.12       Basic Documents. The following documents, agreements and instruments are in full force and effect and constitute the valid and binding obligations of the parties thereto: excluding the Leases (A) all contracts and agreements, licenses, permits and easements, rights of way and other rights of surface use comprising any part of or otherwise relating to the Assets; and (B) all contracts and agreements that are reasonably necessary to own, explore develop, operate, maintain or use the Assets in the manner in which they are currently being owned, explored, developed, operated, maintained or used, and in accordance with the prudent practices of the oil and gas industry ((A) and (B) collectively, the “Basic Documents”). Seller has provided true and correct copies of all Basic Documents (together will all amendments, supplements and extensions thereto) to Buyer. The Basic Documents are in full force and effect. Seller is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any of the Basic Documents, and, to Seller’s knowledge, no breach or default by any third party exists under any of the Basic Documents. All payments owing under the Basic Documents have been and are being made timely. The Assets are not subject to or bound by any area of mutual interest, most favored nations provision, farmout, farm-in, non-compete provision or any other term or provision that would restrict the manner in which Buyer is permitted to own and operate the Assets (or any other assets or properties) after the Closing.

6.13       Dedication. There exist no agreements or arrangements for the sale of production from the Leases or under which production from the Leases is dedicated or committed for sale, gathering, transportation, processing, treating, or any other services.

6.14       Liens. To Seller’s actual knowledge, without any duty of inquiry, there are no outstanding liens, mortgages, claims or other encumbrances burdening or affecting the Assets.

6.15       Taxes. All Property Taxes and Severance Taxes assessed against the Assets that are due have been timely paid. Seller has timely filed or caused to be timely filed all Tax returns, reports, statements and similar filings required by applicable Law with respect to the Assets due on or prior to the Closing Date, and all such Tax returns, reports, statements and similar filings are complete and accurate in all material respects. There are no pending or threatened audits, investigations or claims for or relating to any additional liability in respect of Property Taxes or Severance Taxes with respect to the Assets. There are no extensions or waivers of any statute of limitations with respect to such Taxes or Tax liens burdening the Assets except for liens for current Taxes not yet due and payable. All of the Assets have been properly listed and described on the applicable property tax rolls for all periods prior to and including the Closing Date. None of the Assets is subject to tax partnership reporting requirements under applicable provisions of the Code.

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ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties to Seller as of the date of the Agreement and again as of each Closing:

7.1       Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

7.2       Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

7.3       Authorization and Enforceability. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms; subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement by Buyer and the transactions contemplated hereby, will not (i) conflict with, breach or result in a default (with due notice or lapse of  time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration or any of the terms, conditions or provisions or any note, bond, mortgage, indenture or agreement to which Buyer is a party or by which Buyer or any of the Assets are bound; (ii) violate any judgment, order, ruling or decree applicable to Buyer; or (iii) violate any applicable law.

7.4       Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.5       Independent Evaluation. Buyer represents that it is sophisticated in the evaluation, purchase, operation and ownership of oil and gas properties and related properties. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer represents that it has relied solely on its own independent investigation and evaluation of the Assets together with the express representations and warranties of Seller set forth in this Agreement.

7.6       Financial Resources. At the Initial Closing, Buyer will have the financial resources available to close the transactions contemplated by this Agreement.

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ARTICLE 8
COVENANTS AND AGREEMENTS

8.1       Covenants and Agreements of Seller. Seller covenants and agrees with Buyer that, from the Execution Date until the Subsequent Closing Date, Seller shall not, without the written consent of the Buyer (i) commit to drill any wells on the Leases or conduct any oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith, (ii) abandon any part of the Leases; (iii) sell, transfer, assign, convey or otherwise dispose of any of the Leases, or any interest therein or enter into any commitment to do so; provided, however, that no later than two (2) Business Days prior to the Defect Notice Date, Seller may assign overriding royalty interests in the Leases to certain key personnel of Seller (or their Affiliates), provided that after giving effect to such assignments, the Designated NRI will be delivered at the Closing with respect to the Leases covered by such assignments, such assignments of overriding royalty to be in form of Schedule B (the “ORRI Assignment”); (iv) enter into any farmout agreement, farm-in agreement or any other contract affecting the Leases; (v) modify or terminate any Lease; or (vi) create or suffer any lien, security interest or encumbrance on the Leases, the oil or gas attributable to the Leases, or the proceeds thereof. The ORRI Assignment for all affected Leases must be disclosed to Buyer in fully executed and acknowledged form no less than two (2) Business Days prior to the Defect Notice Date.

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1       Seller’s Conditions. The obligations of Seller at each Closing are subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions precedent as such apply to such Closing:

A.       All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing (other than (i) representations and warranties of Buyer that are qualified by materiality, and (ii) the representations and warranties in Section 7.1 through 7.4, which shall be true and correct in all respects), and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects; and

B.       Buyer stands ready, willing and able to close with Seller.

9.2       Buyer’s Conditions. The obligations of Buyer at each Closing are subject to the satisfaction or waiver by Buyer at or prior to such Closing of the following conditions precedent as such apply to such Closing:

A.       All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing (other than (i) representations and warranties of Seller that are qualified by materiality, and (ii) the representations and warranties in Section 6.1 through 7.5, which shall be true and correct in all respects), Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects; and

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B.       Seller stands ready, willing and able to close with Buyer.

9.3       Mutual Conditions. The obligations of the Parties at a Closing are subject to the satisfaction or waiver by the Parties at or prior to such Closing of the following conditions precedent as such apply to such Closing:

A.       No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale provided for by this Agreement and that remains in effect at Closing; and

B.       As to the Initial Closing, neither Party has invoked Section 5.10 when it has the right to do so.

ARTICLE 10
RIGHT OF TERMINATION

10.1       Termination. This Agreement may be terminated in accordance with the following provisions:

A.       By Seller if the conditions set forth in Sections 9.1 or 9.3 are not satisfied, or are not waived by Seller in writing, as of the Initial Closing or the Subsequent Closing, as applicable; or

B.       By Buyer if the conditions set forth in Sections 9.2 or 9.3 are not satisfied, or are not waived by Buyer in writing, as of the Initial Closing or the Subsequent Closing, as applicable; or

C.       By Seller or Buyer if the Initial Closing has not occurred by November 10, 2017; or

D.       By Seller or Buyer pursuant to Section 5.10; or

E.       By mutual consent of Buyer and Seller.

10.2       Liabilities Upon Termination.

A.       Buyer’s Default. If this Agreement is terminated by Seller in accordance with Section 10.1 above due to a failure of a condition set forth in Section 9.1, and Seller is not in material default under this Agreement, Seller, subject to Section 14.13, shall be entitled, as its sole and exclusive remedy hereunder, to seek damages; provided that in no event shall Seller be entitled to seek damages in excess of an amount that is five percent (5%) of the Purchase Price.

B.       Seller’s Default. If this Agreement is terminated by Buyer in accordance with Section 10.1 above due to a failure of a condition set forth in Section 9.2, and if Buyer is not in material default under this Agreement, Buyer, subject to Section 14.13, shall be entitled to elect to either: (1) seek specific performance, or (2) terminate this Agreement in which event Buyer shall be entitled to all rights and remedies that may be available at law or in equity provided that in no event shall Buyer be entitled to seek damages in excess of an amount that is five percent (5%) of the Purchase Price.

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C.       Other Termination. If this Agreement is terminated for any other reason than those specified in Section 10.2.A or Section 10.2.B, each Party shall release the other Party from any and all liability for termination of this Agreement.

D.       Certain Limitations. THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND ITS AFFILIATES AGAINST BUYER, AND ANY OF ITS PARTNERS, EQUITYHOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LENDERS, ADVISORS, REPRESENTATIVES, ACCOUNTANTS, ATTORNEYS AND CONSULTANTS OF ANY OF THE FOREGOING (COLLECTIVELY, THE “BUYER RELATED PARTIES”) ARISING FROM OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING FOR ANY FAILURE OF BUYER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST BUYER EXPRESSLY DESCRIBED HEREIN. EXCEPT FOR THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED HEREIN, IN FURTHERANCE OF THE FOREGOING, IF AND ONLY IF THE CLOSING DOES NOT OCCUR, (A) SELLER HEREBY RELEASES THE BUYER RELATED PARTIES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY LOSS SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, OBLIGATION, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH AND (B) THE MAXIMUM AGGREGATE MONETARY LIABILITY THAT THE BUYER RELATED PARTIES SHALL HAVE IN CONNECTION WITH SUCH LOSS SHALL BE AS SET FORTH IN THIS SECTION 10.2.

ARTICLE 11
CLOSING

11.1       Closing. The “Initial Closing” of the transaction contemplated hereby shall occur on November 10, 2017, or such other date as the Parties may agree, and shall occur at the offices of Seller or by electronic means in a manner mutually agreed to by the Parties. The date on which Initial Closing actually occurs is referred to herein as the “Initial Closing Date.”

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11.2       Closing Obligations. At the Initial Closing, the following events shall occur with respect to the Assets being conveyed at such Closing, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A.       Assignment and Conveyance. Seller and Buyer shall execute, acknowledge and deliver the Assignment and Conveyance assigning the Assets to be conveyed by Seller at such Initial Closing to Buyer (after applying the various provisions of Article 5), substantially in the form of Schedule C (modified as appropriate to conform to the Assets being so conveyed).

B.       Schedule of Additional Leases and Optional Additional Leases; Cured Leases. Seller shall provide Buyer with an accurate schedule identifying all Additional Leases and Optional Additional Leases which have not then been obtained by Seller and which Seller expects to assign to Buyer at the Subsequent Closing, as well as identifying all Leases still then subject to Outstanding Title Defects.

C.       Settlement Statement. Seller and Buyer shall execute the Settlement Statement.

D.       Closing Amount. Buyer shall deliver to Seller the Closing Amount applicable to the Assets being conveyed by Seller at such Closing, by wire transfer in immediately available funds, according to the wire instructions provided by Seller.

E.       Possession. Seller shall deliver to Buyer possession of the Assets being conveyed by Seller at the Initial Closing.

ARTICLE 12
POST-CLOSING OBLIGATIONS

12.1       Records. Seller shall deliver the Records to Buyer at a mutually agreeable time promptly after each Closing.

12.2       Recording Fees. Buyer shall pay all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, except for any ORRI Assignments, which shall be recorded at the sole cost and expense of Seller.

12.3       Assumption of Obligations; Defense and Indemnification. From and after the Initial Closing and the Subsequent Closing, Buyer shall assume and pay for, perform and fulfill all obligations arising under the Leases assigned to Buyer at the Initial Closing or the Subsequent Closing, to the extent that same arise subsequent to the Initial Closing Date or the Subsequent Closing Date, as the case may be, but not otherwise. Seller shall remain responsible for and shall promptly pay and perform all other duties, obligations and liabilities related to or arising under the Leases.

A.       Seller shall indemnify, hold harmless and defend Buyer, its partners and their respective affiliates and respective officers, directors, employees, attorneys, contractors and agents of such parties, and each of its successors, assigns, and legal representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all liabilities, losses, claims and causes of action, of every kind or character (including attorney’s fees and costs of investigation), arising in whole or part out of (i) Seller’s failure to perform or satisfy the obligations it retains under this Section 12.3, or (ii) Seller’s breach of any of its representations, warranties or covenants under this Agreement.

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B.       Buyer shall indemnify, hold harmless and defend Seller its partners and their respective affiliates and respective officers, directors, employees, attorneys, contractors and agents of such parties, and each of its successors, assigns, and legal representatives (collectively, the “Seller Indemnified Parties”), from and against any and all liabilities, losses, claims and causes of action, of every kind or character (including attorney’s fees and costs of investigation), arising in whole or part out of (i) Buyer’s failure to perform or satisfy the obligations it assumes under this Section 12.3, or (ii) Buyer’s breach of any of its representations, warranties or covenants under this Agreement.

C.       THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, OR (ii) STRICT LIABILITY BUT EXCLUDING IN EACH CASE OF (i) AND (ii), THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES OR BUYER INDEMNIFIED PARTIES, AS APPLICABLE.

D.       From and after Closing, in addition to and without limitation of Buyer’s rights under the special warranty of title in the Assignment and Conveyance to be delivered at each of the Initial Closing and the Subsequent Closing, the sole and exclusive remedy of each Party with respect to the Assets shall be pursuant to the express provisions of this Agreement and any agreement delivered between the Parties at the Initial Closing and Subsequent Closing, including for any and all (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at the Initial Closing or Subsequent Closing, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Assets and the purchase and sale thereof.

E.       For purposes of this Section 12.3, the representations and warranties of Seller shall not be deemed qualified by any references to materiality.

12.4       Subsequent Closing. As soon as practicable, but no later than ten (10) Business Days after the end of the Post-Closing Cure Period (the “Subsequent Closing Date”), the Parties shall convene a second closing of the transaction contemplated hereby (the “Subsequent Closing”). The Subsequent Closing shall be conducted in a substantially similar manner as the Initial Closing under Article 11 above, except that the Assets conveyed to Buyer at that time shall consist only of (i) Additional Leases (including any Optional Additional Leases which Buyer elects to acquire pursuant to this Section 12.4); and (ii) Leases identified pursuant to Section 11.2.B which were subject to Outstanding Title Defects as of the Initial Closing, and which were cured to Buyer’s reasonable satisfaction pursuant to Section 5.8. The Purchase Price shall be an amount equal to (i) the aggregate Allocated Value of the Additional Leases, plus (ii) the Allocated Value of all Leases identified pursuant to Section 11.2.B which were subject to Outstanding Title Defects as of the Initial Closing, and which were cured to Buyer’s reasonable satisfaction pursuant to Section 5.8, subject, in each case, to the adjustments set forth in Section 3.2.

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A.       Additional Leases which are obtained by Seller shall be promptly disclosed to Buyer when acquired by Seller along with all Records pertaining to same for application of the due diligence provisions of Article 5. Such disclosure shall include Seller’s represented Net Acres and all documentation evidencing the acquisition of such Additional Lease. All of Sections 5.1 through 5.9 inclusive shall be applied to conforming Additional Leases, except for the following modifications:

i.       the Defect Notice Date for such Additional Leases shall be three (3) Business Days after the end of the Post-Closing Cure Period;

ii.       the Cure Period for Additional Leases shall end two (2) Business Days prior to the Subsequent Closing Date;

iii.       Section 5.8 shall not apply;

iv.       In the event any Additional Lease remains subject to a Title Defect which is not cured to Buyer’s reasonable satisfaction within the Cure Period for Additional Leases, or waived by Buyer on or before the Subsequent Closing Date, Buyer shall have the right to exclude such Additional Lease from the Subsequent Closing, in which event the Purchase Price shall be reduced by the aggregate number of Net Acres covered by such Additional Lease, multiplied by the Per Net Acre Price; and

v.       all references to the “Initial Closing” and the “Initial Closing Date” in Article 5 (and where required, elsewhere in this agreement) are conformed for application of this Section 12.4 in such manner as is reasonably necessary to effectuate the Subsequent Closing or the Subsequent Closing Date, as applicable.

B.       For the Subsequent Closing, Seller shall prepare a Settlement Statement of the same form and substance as is contemplated in connection with the Initial Closing and provide same to Buyer at least two (2) Business Days before the Subsequent Closing. The Settlement Statement must be approved by Buyer and Seller at the Subsequent Closing. The Settlement Statement shall set forth the additional monetary amount owed hereunder by Buyer to Seller for assignment of the Additional Leases and the Leases falling under the last sentence of Section 5.8 or the first sentence of Section 5.9(B), as well as any downward adjustments provided for under this Agreement.

C.       At the Subsequent Closing, Section 11.1 and Section 11.2 shall again be applied to consummate said Closing, except:

i.        Subsection 11.2(B), shall not apply; and

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ii.       Seller shall execute and deliver a certificate duly executed by an officer of Seller, which shall certify that the representations and warranties are true and correct as of the Subsequent Closing, insofar as such representations and warranties apply to the Assets to be conveyed at the Subsequent Closing.

D.       Section 8.1 shall apply to the Additional Leases to be assigned to Buyer at the Subsequent Closing; provided that as to Subsection 8.1(iii), the ORRI Assignment for all Leases to be assigned at the Subsequent Closing must be disclosed to Buyer no later than two Business Days before the end of the Defect Notice Date for the Subsequent Closing.

E.       Buyer shall have the right, but not the obligation, to purchase one or more of the Optional Additional Leases under the terms and conditions of this Agreement. With respect to all Optional Additional Leases, Seller shall comply with the notice requirements set forth in Section 12.4.A above. On a date no later than the Defect Notice Date for Additional Leases set forth in Section 12.4.A.i above, Buyer shall provide written notice to Seller specifying which, if any of the Optional Additional Leases it elects to acquire. Upon such election, the Optional Leases Buyer so elects to acquire shall be deemed “Additional Leases” for all purposes under this Agreement. With respect to all other Optional Additional Leases which Buyer does not elect to acquire, such Optional Additional Leases shall be excluded from this Agreement, and the Parties shall have no further obligation to each other with respect thereto.

12.5       Further Assurances. From time to time after each Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.

ARTICLE 13
TAXES

13.1       Transfer Taxes. The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, Seller and Buyer do not anticipate that any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (each a “Transfer Tax”) will be incurred or imposed with respect to the transactions described in this Agreement. Buyer and Seller hereby acknowledge and agree that the Purchase Price excludes any such Transfer Tax. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any such Transfer Tax. If a determination is ever made that a Transfer Tax applies, Buyer will be liable for such Transfer Tax.

13.2       Allocation of Value for Tax Purposes. Seller and Buyer agree that the transaction under this Agreement is not subject to the reporting requirement of Section 1060 of the Code and that, therefore, Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060) is not required to be and will not be filed for this transaction. In the event that the Seller and Buyer mutually agree that a filing of Form 8594 is required, Seller and Buyer will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.

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13.3       Responsible Party. All Taxes attributable to the ownership or operation of the Assets prior to the Effective Date are Seller’s responsibility and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Seller. All Taxes attributable to the ownership or operation of the Assets on or after the Effective Date (excluding Seller’s income taxes, franchise taxes or margin taxes through the Initial Closing Date or Subsequent Closing Date, as applicable, and excluding income or capital gains taxes from the sale of the Assets) are the responsibility of Buyer, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Buyer. For these purposes, Property Taxes shall be prorated and allocated based on the percentage of the assessment period occurring before and after the Effective Date and Severance Taxes shall be allocated to the period in which the production giving rise to such Severance Taxes occurred. If either Party pays Property Taxes or Severance Taxes for which the other Party is responsible under this Section 13.3, and the amount of such payment is not taken into account as an adjustment to the Purchase Price under Section 3.2, then upon receipt of evidence of payment the nonpaying Party will reimburse the paying Party promptly for the nonpaying Party’s share of such Property Taxes or Severance Taxes.

13.4       Survival. The obligations of the Parties under this Article 13 shall survive the consummation of the transactions described in this Agreement indefinitely.

ARTICLE 14
MISCELLANEOUS

14.1       Schedules . The Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

14.2       Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including legal and accounting fees, costs and expenses.

14.3       Notices. All notices and other communications under this Agreement shall be in writing and delivered (i) personally, (ii) by registered or certified mail with postage prepaid, and return receipt requested, (iii) by nationally recognized commercial overnight courier service with charges prepaid, (iv) by facsimile transmission or electronic mail, directed to the intended recipient as follows:

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If to KEW Drilling:

4925 Greenville Avenue, Suite 500 Dallas, Texas 75206 Facsimile: 214-292-6655 Attn: Kathryn W. Francis Email: kwf@kewdrilling.com

If to Lilis Energy, Inc.:

300 E. Sonterra Blvd., Suite 1220, San Antonio, Texas 78548 Facsimile: 210-999-5401
Attn: Legal Department Email: AFuchs@lilisenergy.com

A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first Business Day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid, (iv) the date it is sent by confirmed facsimile transmission (if sent before 4:00 p.m. local time of the receiving Party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day), or (v) the date it is sent by electronic mail. Any Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

14.4       Entire Agreement. This Agreement, the documents to be executed hereunder and the Schedules attached hereto constitute the entire Agreement among Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of Seller and Buyer pertaining to the subject matter hereof.

14.5       Amendments and Waivers. This Agreement may not be amended except as provided in a written instrument executed by the Parties. Except for waivers specifically provided for in this Agreement, no right of any Party under this Agreement may be waived except by an instrument in writing signed by the Party to be charged with such waiver and delivered by such Party to the other Party.

14.6       Assignment. Neither Buyer nor Seller shall assign all or any portion of its respective rights hereunder or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party; provided however, the foregoing shall not apply with respect to assignments of Leases by Buyer following Closing.

14.7       Press Releases. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not make, or permit any agent or Affiliate of Seller to make, any public announcement or statement with respect to the transactions contemplated by this Agreement, including the existence of this Agreement and the contents hereof; provided, however, the foregoing shall not restrict disclosures by Seller which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Seller or its Affiliates.

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14.8       Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, portable document format or similar electronic transmission, and portable document or similar electronic transmission evidencing execution shall be effective as a valid and binding agreement between the Parties for all purposes.

14.9       Governing Law; ADR. This Agreement and the transactions contemplated hereby shall be governed by the laws of Texas, without regard to its rules concerning conflicts of laws. Any dispute between the parties, including any disagreement regarding the existence, value or other issue with respect to Title Defects, shall be resolved by binding arbitration under the rules of the American Arbitration Association (Expedited Procedures), provided that the terms of this Agreement shall control to the extent of any conflict. The Parties shall select a single, independent, mutually agreeable arbitrator, or, if the Parties cannot reach agreement, then a single independent arbitrator shall be appointed under the applicable rules (the “Arbitrator”). The Arbitrator’s decision and award shall be delivered within (i) 30 days with respect to any matter asserted or arising as a Title Defect; or (ii) 90 days in all other cases, in each case after submission by either party to the tribunal, and shall thereafter be final and binding upon the parties and enforceable in accordance with Texas law. The Arbitrator shall have broad discretion to limit discovery to the minimum needed to render a decision and award. The costs and fees of the Arbitrator shall be borne equally by Buyer and Seller, provided that the Arbitrator may award all reasonable attorney’s fees and costs of the proceeding to the prevailing party (as determined by the Arbitrator). The Arbitrator shall have authority to fashion any remedy that is fair and equitable to both parties in light of the terms of this Agreement as applied to the circumstances leading to such a dispute, provided that (a) that such remedy shall be no less favorable to Seller than Buyer’s position and no less favorable to Buyer than Seller’s position, and (b) the provisions and limitations of Section 14.13 shall apply to such remedy.

14.10       Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

14.11       Survival. The representations and warranties of the Parties set forth in Section 6.1 through Section 6.5 and Section 7.1 through 7.4 shall survive the Initial Closing and Subsequent Closing indefinitely. Seller’s representations and warranties set forth in Section 6.14 shall survive the Initial Closing and Subsequent Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations. The remainder of the representations and warranties of the Parties contained herein shall survive for a period of twelve (12) months after the Subsequent Closing Date and shall then terminate. The covenants and agreements of the Parties shall survive until performed. Any claim for a breach of any such representation or warranty must be made on or before such date or it shall be forever barred. The covenants of the Parties contained in this Agreement shall survive until they are fully performed.

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14.12       No Third-Party Beneficiaries. Except as expressly set forth herein, including without limitation in Section 12.3, this Agreement is intended only to benefit the Parties and their respective permitted successors and assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other Person any benefits, rights or remedies.

14.13       Limitation on Damages. THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS TO CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, OR LOSS OF PROFITS RESULTING FROM BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT APPLY TO MATTERS COVERED BY SECTION 12.3 ABOVE TO THE EXTENT SUCH DAMAGES ARE ASSERTED BY A THIRD PARTY AGAINST THE PARTY ENTITLED TO DEFENSE AND INDEMNIFICATION THEREUNDER.

14.14       Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provision, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other provisions of this Agreement, and such provisions that are not invalid shall be given effect without the invalid provision.

14.15       Time is of the Essence. The Parties understand and agree that time is of the essence in this Agreement.

14.16       Disclaimers. The Parties agree that, to the extent required by applicable law to be operative, the disclaimers of warranties contained in this Section 14.16 are “conspicuous” disclaimers for the purposes of any applicable law, rule or order. The express representations and warranties of Seller contained in this Agreement, and the title warranties in the conveyances of the Assets to be delivered at a Closing (collectively “Seller’s Warranties”) are exclusive and are in lieu of all other representations and warranties, express, implied, statutory or otherwise. Seller expressly disclaims any and all such other representations and warranties. Without limitation of the foregoing and except for Seller’s Warranties, the Assets shall be conveyed pursuant hereto without (a) any warranty or representation, whether express, implied, statutory or otherwise, relating to (i) title to the Assets, the condition, quantity, quality, fitness for a particular purpose, conformity to the models or samples of materials or merchantability of any equipment or its fitness for any purpose, (ii) the accuracy or completeness of any data, reports, records, projections, information or materials now, heretofore or hereafter furnished or made available to Buyer in connection with this Agreement, (iii) pricing assumptions, or quality or quantity of Hydrocarbon reserves (if any) attributable to the Assets or the ability or potential of the assets to produce Hydrocarbons, (iv) any implied or express warranty of non-infringement, or (v) any other matters contained in any materials furnished or made available to Buyer by Seller or by Seller’s agents or representatives, or (b) any other express, implied, statutory or other warranty or representation whatsoever. The Assets shall be conveyed to Buyer in their “as is, where is” condition.

[Signature Page Follows]

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The Parties have executed this Agreement as of the Execution Date.

SELLER: KEW DRILLING
KEW Drilling,
By:	MPE Financial Group, L.L.C., its
sole general partner

By:	/s/ Kathryn W. Francis
Kathryn W. Francis, Manager

Signature Page to Lease Acquisition Agreement

BUYER: LILIS ENERGY, INC.

By:	/s/ Ronald D. Ormand

Ronald D. Ormand,
Executive Chairman of the Board

Signature Page to Lease Acquisition Agreement

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). Lilis Energy, Inc. agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

Schedules

Schedule A - Leases

Schedule B – Form of ORRI Assignment

Schedule C – Form of Assignment and Conveyance

Schedule D – Additional Lease Sections

Schedule E – Form of Additional Lease

Schedule 6.10 – Required Consents